Exhibit 99.1

LHC Group Signs Definitive Agreements to Acquire the Assets of Home Care Solutions

Acquisition Adds 10 New Home Nursing Locations, Expands License Area to Entire CON State of Tennessee and Marks Company’s Initial Entry into the Commonwealth of Virginia

LAFAYETTE, La.--(BUSINESS WIRE)--LHC Group, Inc. (NASDAQ: LHCG), a premier provider of home nursing services, announced today that it has signed definitive agreements to acquire 100% of the assets of Home Care Solutions. Based in Nashville, Tennessee, Home Care Solutions currently operates eight locations in Tennessee and two in Virginia. This acquisition further expands LHC’s presence in Tennessee, a certificate of need (CON) state, adding 60 new counties. Additionally, this acquisition represents LHC’s initial entry into the Commonwealth of Virginia with a service area covering seven counties. The primary service area of this acquisition has an estimated total population of 2.6 million, with almost 14% over the age of 65. Home Care Solutions had total annual Medicare revenue for 2007 of approximately $11.1 million. The acquisition is expected to be accretive to earnings in the second half of 2008.

Stephen B. Lepley, President and Chief Executive Officer of Home Care Solutions, stated, “Combining the highly skilled staff at Home Care Solutions and resources of LHC Group is an exciting and strategic move. Our companies share a common philosophy of providing excellent patient health care in the comfort of one’s home. Uniting efforts in Tennessee and Virginia strengthens our position in these geographic areas. I anticipate a number of positive synergies for our employees, our patients and the communities we serve.”

Keith G. Myers, Chief Executive Officer of LHC Group, said, “I would like to personally welcome the employees of Home Care Solutions into the LHC Group family. I often say that LHC Group is a melting pot of talented and committed home care professionals and that we look for and value best practices in every acquisition we make. Home Care Solutions is a perfect fit for our growing family, and we are incredibly excited about some of the innovations and best practices that they have successfully implemented. The acquisition of Home Care Solutions expands our coverage area to all of Tennessee. We are also excited to begin providing home care services in our 13th state, the Commonwealth of Virginia. We plan to begin an immediate expansion of de novo locations in both states.”

Mr. Myers continued, “Our guidance for 2008 did not account for acquisitions. Accordingly, we want to take this opportunity to revise our guidance to account for the expected impact of Home Care Solutions and the other acquisitions we have completed thus far in 2008. With the addition of these acquisitions, we anticipate revenue for 2008 of $340 million to $360 million and fully diluted earnings per share of $1.30 to $1.40. This guidance does not take into account any future acquisitions or de novo locations.”

About LHC Group, Inc.

LHC Group offers a comprehensive health care package within the post acute continuum of care, including home-based services through its home nursing agencies and hospices and facility-based services through its long-term acute care hospitals and rehabilitation facilities. LHC Group, Inc. is headquartered in Lafayette, Louisiana.

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by words such as “believe,” “expect,” “anticipate,” “intend,” “estimate” or similar expressions. Forward-looking statements involve a number of risks and uncertainties and there can be no assurance that any forward-looking statements will prove to be accurate. Important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements include: changes in reimbursement, changes in government regulations, changes in our relationships with referral sources, increased competition for our services, increased competition for joint venture and acquisition candidates and changes in the interpretation of government regulations. LHC Group undertakes no obligation to update or revise any forward-looking statements. Further information regarding risks, uncertainties and other factors that could adversely affect LHC Group or cause actual results to differ materially from those anticipated in forward-looking statements are included in LHC Group’s Form 10K for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

CONTACT:
LHC Group, Inc.
Eric Elliott, 337-233-1307
Vice President of Investor Relations
eric.elliott@lhcgroup.com